Exhibit 10.7

DATED 2 AUGUST 2023

HO SHIAN CHING

in favour of

ESGL HOLDINGS LIMITED

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made on 2nd August 2023 (the “Effective Date”)

BY:

HO SHIAN CHING, holder of Singapore Identity Card No. S6933471G and having his address at ***** Singapore 319771 (the “Executive”),

IN FAVOUR OF:

ESGL HOLDINGS LIMITED (Company no. 395568), an exempted company with limited liability duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”).

WHEREAS:

(A)	The Executive is an employee of the Company pursuant to an employment agreement dated 2nd August 2023 (the “Employment Agreement”) entered into by the Executive and the Company.

(B)	The Executive has agreed, subject to the terms and conditions hereinafter set out, to give certain undertakings in favour of the Company.

NOW THIS AGREEMENT WITNESSETH as follows:

1.	DEFINITIONS AND INTERPRETATIONS

In this Agreement, expressions defined or to which meaning is assigned in the Employment Agreement shall, unless otherwise re-defined herein, bear the same meaning when used herein.

2.	NON-COMPETITION AND NON-SOLICITATION UNDERTAKINGS

2.1	Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

2.2	Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity (as defined below) within the Restricted Territory (as defined below) in the waste management and environmental services industry (the “Business”).

For purposes of this Clause:

“Prohibited Activity” is any activity in which the Executive shall be, directly or indirectly, performing the same or similar duties as Executive performed for the Company, or if Executive will, is likely to or will inevitably use or disclose Confidential Information, trade secrets or proprietary information of the Company.

“Restricted Territory” shall mean Singapore, it being understood and agreed by Executive and the Company that the Company’s Business is conducted in Singapore. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

2.3	This Clause does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

2.4

Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates, or attempt to do so, for one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

2.5	Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s Customer Information.

“Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

2.6	The Executive therefore agrees and covenants, for one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

2.7	Acknowledgments. The Company and Executive agree that the provisions of this Clause do not impose an undue hardship on Executive and are not injurious to the public, (b) that these provisions are necessary to protect the Business of Company, (c) that the nature of Executive’s responsibilities with Company under this Agreement provide and/or will provide Executive with access to Confidential Information, proprietary information, or trade secrets that are valuable and confidential to Company, (d) that the Company would not have entered into this Agreement with Executive if Executive did not agree to the provisions of this Clause, (e) that Company would not have provided the Severance (as outlined in Clause 5.2 of the Employment Agreement) or any other consideration outlined in this Agreement if Executive did not agree to the provisions of this Clause, (f) that the provisions of this Clause are reasonable in terms of length of time and scope, and (g) that adequate consideration supports the provisions of this Clause.

2.8	Adjustments. In the event that a court determines that any provision of this Clause is unreasonably broad or extensive, Executive agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. If such partial enforcement is not possible, the provision shall be deemed severed from this Agreement. Company reserves all rights to seek any and all remedies and damages permitted under law including, but not limited to, injunctive relief, equitable relief, and compensatory damages for any breach of Executive’s obligations under this Clause, without the obligation to post or provide any bond.

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2.9	Extensions. To the extent that any of the restrictive covenants contained in this Clause are deemed enforceable by a court of competent jurisdiction, the duration of such restrictive covenants shall be deemed automatically extended for a period equal to the time during which any breach thereof persists and for a period equal to the time any litigation to enforce such covenant remains pending. Moreover, in the event Executive breaches or threatens to breach any of the provisions of this Clause, the Company shall immediately cease payment of any Severance, or other amounts due under this Agreement, as the case may be.

3.	MISCELLANEOUS

The provisions of Clauses 12 (Governing Law), 14 (Entire Agreement), 15 (Modification and Waiver), 16 (Severability), 18 (Counterparts), 20 (Notice), 24 (Waiver of Jury Trial) and 25 (Acknowledgement of Full Understanding) of the Employment Agreement are deemed to be incorporated in this Agreement with all necessary modifications as if they were set out in full in this Agreement.

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IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

ESGL HOLDINGS LIMITED

By:	/s/ Quek Leng Chuang
Name:	Quek Leng Chuang
Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ HO SHIAN CHING
HO SHIAN CHING individually